CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                              THE CERTO GROUP CORP.

     The undersigned, being the Chief Executive Officer of THE CERTO GROUP CORP., a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

     1. The name of the Corporation is The Certo Group Corp. (the
"Corporation").

     2. The Certificate of Incorporation of the Corporation is hereby amended by replacing Article Fourth, in its entirety, with the following:

     " FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is five hundred ten million (510,000,000) of which five hundred million (500,000,000) shares shall be Common Stock with a par value of $.001 and ten million (10,000,000) shares shall be Preferred Stock with a par value of $.001.

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable laws of Delaware to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof."


     4. The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the Corporation's shareholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     5. The foregoing amendment shall be effective as of December 15, 2005.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Dominic Certo, its Chief Executive Officer, this 13th day of December, 2005.


                                        THE CERTO GROUP CORP.


                                        By: /s/ Dominic Certo
                                        --------------------------------------
                                        Dominic Certo, Chief Executive Officer